Exhibit 99.1

OvaScience Reports First Quarter 2018 Financial Results and Provides Business Update

WALTHAM, Mass., May 3, 2018 — OvaScienceSM (Nasdaq:OVAS), a company focused on the development of new treatment options for women and couples struggling with infertility, today reported financial results for the first quarter ended March 31, 2018 and provided a business update.

OvaScience is completing preclinical studies designed to evaluate its egg precursor (EggPCSM) cell technology platform and inform the future development of OvaPrime.  Based on preliminary data from these experiments and those of OvaScience’s academic collaborators, the Company has decided to scale back investments in its OvaPrime research and development efforts, including halting its planned Phase 1b/2a clinical trial.  The Company has done so in order to preserve resources while it completes these experiments and awaits the final results, and while it continues to monitor patients in its ongoing Phase 1 clinical trial. Under the leadership of Dr. James Lillie, Chief Scientific Officer, a small internal scientific team will continue in-house efforts to progress the Company’s OvaTure program in conjunction with specialized contract research organizations and select academic partners. The Company will also continue to offer AUGMENT to patients in Japan through an exclusive license to IVF Japan Group.

Additionally, OvaScience’s management team and Board of Directors have initiated a process to explore a range of strategic alternatives for enhancing shareholder value, including the potential sale or merger of the Company.  The Board has established a Business Development Committee that will work with management to oversee this process.  Ladenburg Thalmann & Co. Inc. has been engaged to act as OvaScience’s strategic financial advisor.  There can be no assurance that this process will result in any such transaction and the Company does not intend to disclose additional details unless and until it has entered into a specific transaction.

In conjunction with these decisions, OvaScience will restructure its organization to streamline operations and reduce its cost structure, including reducing its workforce by approximately 70 percent.  The majority of the reduction in personnel is expected to be completed by June 30, 2018.  The Company expects to realize annualized cost savings beginning in the fourth quarter of 2018. OvaScience estimates that it will incur one-time costs of approximately $0.5 million to $1.0 million related to the restructuring plan.

“We continue to seek value by deepening our understanding of EggPC cells,” said Dr. Christopher Kroeger, Chief Executive Officer of OvaScience. “We are further exploring the potential of our technology platform, as we streamline our organization to conserve capital and engage in a careful review of external opportunities with the goal of maximizing shareholder value.”

First Quarter 2018 Financial Results:

•                  Research and development expenses for the quarter ended March 31, 2018, excluding restructuring costs, were $2.6 million, compared to $5.8 million for the same period in 2017. This decrease was primarily driven by decreased headcount and employee related costs, including stock-based compensation expense.

•                  Selling, general and administrative expenses for the quarter ended March 31, 2018, excluding restructuring costs, were $4.2 million, compared to $7.1 million for the same period in 2017. This decrease was primarily driven by decreased headcount and employee related costs, including stock-based compensation expense.

•                  Net loss for the quarter ended March 31, 2018 was $7.4 million, or $0.21 per share, compared to a net loss of $14.9 million, or $0.42 per share, for the same period in 2017. The net loss for the quarter ended March 31, 2018 includes restructuring charges of $0.7 million, compared to $1.5 million for the same period in 2017.

As of March 31, 2018, OvaScience had cash, cash equivalents and short-term investments of $58.3 million, compared to $67.2 million as of December 31, 2017.

Gross cash burn in the first quarter of 2018 was $8.9 million. This includes other reductions in working capital of $2.0 million as the Company realizes the impact of its prior restructuring activities. The cash outlays related to the restructurings in the first quarter of 2018 were $0.6 million. OvaScience expects to incur additional cash outlays related to the restructurings of between $1.0 million and $1.5 million over 2018.

About OvaScience

OvaScience, Inc. (Nasdaq:OVAS) is a company focused on the development of new treatment options for women and couples struggling with infertility. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of EggPC cells — immature egg cells found within the outer ovarian cortex. OvaPrime is a potential fertility treatment that could help restore a woman’s egg production, and OvaTure is a potential fertility treatment that eliminates the need for hormone stimulation. OvaScience’s AUGMENT treatment, designed to improve embryo development and pregnancy rates, is available in Japan under an exclusive license to IVF Japan. OvaScience treatments are not available in the United States. For more information, visit www.ovascience.com.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for its business and the OvaPrime treatment, OvaTure treatment and AUGMENT treatment, including statements relating to the Company’s (i) preclinical studies designed to evaluate its egg precursor cell technology platform and inform the future development of OvaPrime, (ii) plans to preserve resources while it completes these experiments and monitors patients in its ongoing Phase 1 clinical trial of OvaPrime, (iii) plans to progress the OvaTure program in conjunction with specialized contract research organizations and select academic partners, (iv) plans to continue to offer AUGMENT to patients in Japan, (v) plans to explore a range of strategic alternatives for enhancing shareholder value, and the outcome of that exploration, and (vi) expected restructuring-related cash outlays, including the timing and amount of those outlays.  Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the science underlying our treatments (including the OvaPrime, OvaTure and AUGMENT treatments), which is unproven; our ability to obtain regulatory approval or licenses where necessary for our treatments; our ability to develop our treatments on the timelines we expect, if at all; our ability to commercialize our treatments, on the timelines we expect, if at all; risks associated with preclinical, clinical and other studies; development risk; risks associated with dependence on third parties, including our partners; operational risks; risks associated with engagement in the exploration of strategic alternatives; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Media and Investor Contact

OvaScience, Inc.

Jonathan Gillis

617-420-8639

jgillis@ovascience.com

OvaScience, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of
	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$19,721	$15,703
Short-term investments	38,577	51,500
Prepaid expenses and other current assets	835	1,578
Total current assets	59,133	68,781
Property and equipment, net	2,935	3,113
Investment in joint venture	146	146
Restricted cash	791	789
Other long-term assets	24	24
Total assets	$63,029	$72,853
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,024	$2,242
Accrued expenses and other current liabilities	4,008	5,562
Total current liabilities	5,032	7,804
Other non-current liabilities	664	751
Total liabilities	5,696	8,555
Total stockholders’ equity	57,333	64,298
Total liabilities and stockholders’ equity	$63,029	$72,853

OvaScience, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2018	2017

Revenues	$67	63
Costs and expenses:
Cost of revenues	112	269
Research and development	2,621	5,764
Selling, general and administrative	4,224	7,129
Restructuring charge	692	1,488
Total costs and expenses	7,649	14,650
Loss from operations	(7,582)	(14,587)
Interest income, net	191	182
Other income (expense), net	21	(60)
Loss from equity method investment	0	(421)
Loss before income taxes	$(7,370)	(14,886)
Income tax expense	—	9
Net Loss	(7,370)	(14,895)
Net loss per share—basic and diluted	$(0.21)	(0.42)
Weighted average number of shares used in net loss per share—basic and diluted	35,726	35,642

Net Loss	$(7,370)	(14,895)
Other comprehensive loss:
Unrealized (losses) gains on available-for-sale securities	(4)	(31)
Comprehensive loss	$(7,374)	(14,926)